Exhibit 99

DCB FINANCIAL CORP ANNOUNCES

THIRD QUARTER 2012 NET INCOME

LEWIS CENTER, Ohio, October 22, 2012 – DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $306 for the third quarter of 2012 as compared to $276 for the same period in 2011. This equates to basic and diluted earnings per share of $0.08 for the third quarter of 2012 versus $0.07 for the third quarter of 2011. The increase in earnings is mainly attributed to reduced provision for loan losses, partially offset by a decrease in net interest income.

“This is our third consecutive quarter of generating positive earnings,” noted Ronald J. Seiffert, President and Chief Executive Officer. “I am very encouraged about our future because we have made significant improvements in our loan quality and our earnings have become more consistent. In addition, our capital levels have increased and will dramatically improve as a result of our capital raise which we announced on October 16, 2012 (See Form 8-K, filed October 16, 2012). We can now begin to shift our focus to growing the bank and improving earnings versus working on problem credits.”

Net Interest Income

Net interest income for the quarter ended September 30, 2012 was $3,836, a decrease from $4,328 reported for the prior year quarter. This change is attributed to a year-over-year decline in earning assets, partially offset by lower overall costs on deposits and borrowings. Total assets at September 30, 2012 were $494,176, which represents a decline of $49,486, or 9.1% from September 30, 2011. The reduction in assets was caused by a combination of aggressive workout tactics which have successfully reduced the number of problem credits on the bank’s balance sheet and a reduction of long-term borrowings and wholesale time deposits. Management is continuing to deleverage the balance sheet by reducing borrowings to increase capital ratios. This will allow for greater borrowing flexibility in future periods as economic conditions continue to improve within the bank’s geographic footprint.

Net interest margin increased to 3.33% for the third quarter of 2012, from 3.29% in the second quarter. This increase in margin was driven by interest payments that are now being received on impaired securities. In the third quarter 2012, the bank received $87 in income on these securities, compared to $65 in the second quarter 2012.

Non-interest bearing deposits increased to $98,628 at September 30, 2012 from $69,535 at September 30, 2011. The Bank continues to emphasize core deposit generation as part of its focus to increase exposure to consumer markets while reducing its reliance on public funds and wholesale deposits. Funding costs remain low as interest rates, especially longer term rates, continue to remain near historical lows. Borrowings through the FHLB have been reduced by $34,127 year-over-year and equalled $16,689 at the end of the third quarter.

Noninterest Income

Total noninterest income for the quarter was $1,158, down from $1,329 recognized in the third quarter of 2011. This decline is attributed to a decline in data processing fees of $79 as the Corporation exited that business in the third quarter of 2011 to focus on its core banking. Other non-interest revenue categories were flat or declined as retail fee production has been difficult under the new consumer protection regulatory guidelines issued in 2011.

Noninterest Expense

The total noninterest expense of $4,739 for the third quarter represents a decline of $256, or 5.1%, from the prior year quarter. The decrease in operating expense is attributed to a reduction in occupancy expense, professional services, postage, courier services and FDIC deposit insurance premiums, offset by an increase in salary and benefits expenses.

Analysis of Selected Financial Condition

The Corporation’s assets totaled $494,176 at September 30, 2012, compared to $522,881 at December 31, 2011. Cash and cash equivalents were $48,157 at the end of the quarter which is adequate to fund anticipated new loan originations. Total securities remained relatively flat at $88,693 at September 30, 2012 compared to $89,123 at year-end 2011. Total loans decreased to $322,238 from $359,767 at year-end, 2011. The decline in outstanding loan balances is mainly due to commercial real estate work-out activities coupled with the lower volume of new originations in the recovering economy. The Company has been successful in improving its non-performing loans via note sales, refinancings to other institutions and restructures.

Total deposits were down slightly from December 31, 2011, and ended the quarter at $439,537. The shift from interest bearing to non-interest bearing is the result of initiatives to grow transaction accounts, and an effort to reduce reliance on time deposits. Management also continued its efforts to reduce FHLB debt through an early pay-off of existing balances. This allowed for a productive use of short-term cash balances while continuing to deleverage the balance sheet. Long-term debt at September 30, 2012 was $16,689, down from $40,036 at year-end 2011. Management intends to continue to reduce its exposure to higher costing FHLB advances through year-end according to the expected maturity schedule of those borrowings, further reducing the outstanding debt load.

Provision and Allowance for Loan Losses

The provision for loan losses totaled $65 for the three months ended September 30, 2012, compared to $625 for the same period in 2011. This decline from the previous year’s quarter is mainly attributed to the reduced requirement for additional reserves based on the Bank’s reserve methodology. During the current quarter, credit risk improved due to a reduction in problem loans, nonaccrual loans and delinquency rates. Credit quality continues to improve due to positive workout activities, charge-offs of bad loans and increased collection efforts. Additionally, economic activity within the bank’s market area has shown some improvement as declining unemployment rates and stabilization of the real estate sector has supported overall improved loan loss metrics. Management continues to execute a rigorous loan quality review on its problem credits to determine if additional reserves are needed for expected future credit losses.

The allowance for loan losses was $8,151, or 2.53% of total loans at September 30, 2012. Net charge-offs for the third quarter were $1,383. Non-accrual loans at September 30, 2012 were $5,469, a decrease from $7,022 at the end of the second quarter. Non-accrual balances are generally attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Management continues to focus on workout related activities to reduce non-accrual and substandard but performing loans. Delinquent loans over thirty days decreased to 0.92% of total loans at September 30, 2012 from 2.24% at December 31, 2011. As noted, delinquency trends continue to improve as credit initiatives and improving economic conditions result in the improved financial performance of our borrowers. Delinquent loans continue to be primarily centered in the real estate investment and commercial portfolios.

DCB FINANCIAL CORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, except per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Cash and due from financial institutions	$11,000	$11,067
Interest-bearing deposits	37,157	28,247

Total cash and cash equivalents	48,157	39,314
Securities available-for-sale	87,613	88,113
Securities held-to-maturity	1,080	1,010

Total securities	88,693	89,123
Loans	322,238	359,767
Less allowance for loan losses	(8,151)	(9,584)

Net Loans	314,087	350,183
Real estate owned	4,029	4,605
Investment in FHLB Stock	3,799	3,799
Premises and equipment, net	11,767	12,107
Bank owned life insurance	18,398	17,822
Accrued interest receivable and other assets	5,246	5,928

Total assets	$494,176	$522,881

LIABILITIES
Noninterest bearing deposits	$98,628	$82,429
Interest bearing deposits	340,909	362,999

Total deposits	439,537	445,428
Federal Home Loan Bank advances	16,689	40,036
Accrued interest payable and other liabilities	2,220	2,718

Total liabilities	458,446	488,182
STOCKHOLDERS’ EQUITY
Common stock	3,785	3,785
Retained earnings	45,894	45,145
Treasury stock	(13,494)	(13,494)
Accumulated other comprehensive loss	(455)	(737)

Total stockholders’ equity	35,730	34,699

Total liabilities and stockholders’ equity	$494,176	$522,881

DCB FINANCIAL CORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,
	2012	2011
Interest and dividend income
Loans	$3,967	$4,948
Taxable securities	537	550
Tax-exempt securities	54	72
Federal funds sold and other	21	27

Total interest income	4,579	5,597
Interest expense
Deposits	566	713
Borrowings	177	556

Total interest expense	743	1,269

Net interest income	3,836	4,328
Provision for loan losses	65	625

Net interest income after provision for loan losses	3,771	3,703
Non-interest income
Service charges on deposit accounts	718	697
Trust department income	224	223
Net gain (loss) on sales of assets	(52)	(98)
Net gain on sale of loans	—	23
Treasury management fees	61	69
Data processing servicing fees	—	79
Earnings on bank owned life insurance	165	169
Other	42	167

Total noninterest income	1,158	1,329
Noninterest expense
Salaries and other employee benefits	2,542	2,255
Occupancy and equipment	745	960
Professional services	172	371
Advertising	134	89
Postage, freight and courier	11	61
Supplies	35	43
State franchise taxes	70	98
Federal deposit insurance premiums	287	319
Other	743	799

Total noninterest expense	4,739	4,995

Net income (loss) before income taxes	190	37
Income tax benefit	(116)	(239)

Net income (loss)	$306	$276

Basic and diluted earnings (loss) per common share	$0.08	$0.07

Dividends per share	$—	$—

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,
Key Financial Information	2012	2011
Net interest income	$3,836	$4,328
Provision for loan losses	$65	$625
Noninterest income	$1,158	$1,329
Noninterest expense	$4,739	$4 ,995
Net income (loss)	$306	$276
Loan balances (average)	$312,847	$387,707
Deposit balances (average)	$446,076	$436,391
Nonaccrual loans	$5,469	$12,506
Loans 90 days past due and accruing	$133	$1,156
Basic income (loss) per common share	$0.08	$0.07
Diluted income (loss) per common share	$0.08	$0.07
Weighted average shares outstanding:
Basic	3,717,385	3,717,385
Diluted	3,739,777	3,717,385

DCB FINANCIAL CORP

Selected Key Ratios and Other Financial Data

(Unaudited)

	Three Months Ended September 30,
Key Ratios	2012	2011
Return (annualized) on average assets	0.24%	0.05%
Return (annualized) on average shareholders’ equity	3.48%	0.76%
Annualized noninterest expense to average assets	3.78%	3.53%
Efficiency ratio	94.89%	87.40%
Net interest margin	3.33%	3.36%
Equity to assets at period end	7.23%	6.78%
Allowance to loans at period end	2.53%	2.68%
Total allowance for losses on loans to nonaccrual loans	149%	82%
Net chargeoffs (annualized) as a percent of average loans	1.77%	1.84%
Delinquent loans (30+ days)	0.92%	2.79%
Nonperforming loans to total loans	1.70%	3.29%
Nonperforming assets to total assets	2.73%	3.96%

Business of DCB Financial Corp

DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services.

Application of Critical Accounting Policies

DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2011 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Forward-Looking Statements

Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.